Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number:

CREDIT AGREEMENT

Dated as of November 26, 2008

among

UNITIL CORPORATION,

as Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent,

and

Lender

and

The Other Lenders Party Hereto

i

5.12	ERISA Compliance	31
5.13	Subsidiaries	31
5.14	No Margin Stock; Investment Company Act	31
5.15	Disclosure	32
5.16	Compliance with Laws	32
5.17	Taxpayer Identification Number	32
5.18	Intellectual Property; Licenses, Etc.	32
ARTICLE VI.	AFFIRMATIVE COVENANTS	32
6.01	Financial Statements	32
6.02	Certificates; Other Information	33
6.03	Notices	35
6.04	Payment of Obligations	35
6.05	Preservation of Existence, Etc.	35
6.06	Maintenance of Properties	35
6.07	Maintenance of Insurance	35
6.08	Compliance with Laws	36
6.09	Books and Records	36
6.10	Inspection Rights	36
6.11	Use of Proceeds	36
6.12	Financial Covenants	36
ARTICLE VII.	NEGATIVE COVENANTS	37
7.01	Liens	37
7.02	Indebtedness	39
7.03	Merger or Consolidation; Sale or Transfer of Assets	39
7.04	Change in Nature of Business	40
7.05	Transactions with Affiliates	40
7.06	Burdensome Agreements	40
7.07	Use of Proceeds	40
ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	40
8.01	Events of Default	40
8.02	Remedies Upon Event of Default	42
8.03	Application of Funds	43
ARTICLE IX.	ADMINISTRATIVE AGENT	43
9.01	Appointment and Authorization of Administrative Agent	43
9.02	Rights as a Lender	43
9.03	Exculpatory Provisions	44
9.04	Reliance by Administrative Agent	44
9.05	Delegation of Duties	45
9.06	Resignation of Agent	45
9.07	Non-Reliance on Agent and Other Lenders	45
9.08	No Other Duties, Etc	45
9.09	Administrative Agent May File Proofs of Claim	46
ARTICLE X.	MISCELLANEOUS	46
10.01	Amendments, Etc.	46
10.02	Notices; Effectiveness; Electronic Communications	47
10.03	No Waiver; Cumulative Remedies; Enforcement	49
10.04	Expenses; Indemnity: Damage Waiver	49

ii

10.05	Payments Set Aside	51
10.06	Successors and Assigns	51
10.07	Treatment of Certain Information; Confidentiality	54
10.08	Right of Setoff	55
10.09	Interest Rate Limitation	55
10.10	Counterparts; Integration; Effectiveness	55
10.11	Survival of Representations and Warranties	55
10.12	Severability	56
10.13	Governing Law; Jurisdiction; Etc.	56
10.14	Waiver of Right to Trial by Jury	57
10.15	No Advisory or Fiduciary Responsibility	57
10.16	Electronic Execution of Assignments and Certain Other Documents	57
10.17	USA Patriot Act Notice	58
10.18	Time of the Essence	58

SCHEDULES

2.01	Commitments and Applicable Percentages
5.06	Litigation
5.09	Environmental Matters
5.13	Subsidiaries and Other Equity Investments
7.01	Existing Liens
7.02	Existing Indebtedness
7.06	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A	Form of Committed Loan Notice	A-1
B	Form of Note	B-1
C	Form of Compliance Certificate	C-1
D	Form of Assignment and Assumption	D-1
E	Form of Amended and Restated Cash Pooling and Loan Agreement	E-1

iii

CREDIT AGREEMENT

CREDIT AGREEMENT (this “Agreement”) is entered into as of November 26, 2008, among UNITIL CORPORATION, a New Hampshire corporation (“Borrower”), each lender whose name appears on the signature page hereof or otherwise becomes party hereto (collectively, “Lenders” and each individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and Lender.

Whereas; Borrower has requested that Lenders provide a revolving credit facility, and Lenders are willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquiring Person” means a “person” or “group of persons” within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

“Acquisition” means the acquisition by the Borrower of 100% of the Equity Interests in the Targets, pursuant to the terms and conditions of the Purchase Agreement.

“Administrative Agent” or “Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Agent may from time to time notify Borrower and Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in the form approved by Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” has the meaning specified in Section 2.09(b).

“Aggregate Commitments” means the Commitments of all Lenders which shall not exceed $45,000,000 in the aggregate until such time as the Borrower has received the Equity Injection, after which time the Aggregate Commitments shall not exceed $60,000,000.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of each have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Amended and Restated Cash Pooling and Loan Agreement” means the cash pooling and loan agreement, dated February 1, 1985, between the Borrower and certain of its Subsidiaries, as amended from time to time, including, after the date hereof, to make the Targets party thereto, substantially in the form attached hereto as Exhibit E.

“Applicable Margin” means a per annum rate equal to

(a) with respect to Eurodollar Rate Loans and Floating Rate Loans, 1.75%; and

(b) if the Equity Injection is not received by the Borrower by December 31, 2008, until such time as the Borrower has received the Equity Injection, the per annum Applicable Margin for Eurodollar Rate Loans and Floating Rate Loans shall be equal to (i) 3.5% from January 2, 2009 to March 31, 2009; (ii) 4% from April 1, 2009 to June 30, 2009; and (iii) 4.5% from July 1, 2009 until Maturity Date.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by Agent, in substantially the form of Exhibit D or any other form approved by Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New Hampshire and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means the earliest to occur of: (a) the date a tender offer or exchange offer results in an Acquiring Person, directly or indirectly, beneficially owning 50% or more of the Voting Stock of the Borrower then outstanding; or (b) the date an Acquiring Person becomes, directly or indirectly, the beneficial owner of 50% or more of the Voting Stock of the Borrower then outstanding; or (c) the date of a merger between the Borrower and any other Person, a consolidation of the Borrower with any other Person or an acquisition of any other Person by the Borrower, if immediately after such event, the Acquiring Person shall hold 50% or more of the Voting Stock of the Borrower outstanding immediately after giving effect to such merger, consolidation or acquisition; or (d) the replacement (other than solely by reason of ordinary retirement, death or disability) of 50% or more of the members of the Board of Directors of the Borrower over a 25 month period from the directors who constituted such Board of Directors at the beginning of such period and whose actual election or initial nomination for election shall not have been approved by a vote of at least a majority of the Board of Directors of the Borrower then still in office who either were members of such Board of Directors at the beginning of such 25 month period or whose election as members of the Board of Directors was previously so approved.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, as to each Lender, its obligation to make Committed Loans to Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing or (b) a continuation of Committed Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means a Borrowing.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to a Committed Loan plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Electronic Delivery” has the meaning assigned to such term in Section 6.01(b).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Injection” means receipt by the Borrower of $70,000,000 or more in equity.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, the sum of (i) the rate per annum equal to (A) the British Bankers Association LIBOR Rate as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) (“BBA LIBOR”), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such

Interest Period) with a term equivalent to such Interest Period or (B) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Committed Loan for which the Borrower has exercised an Interest Rate Election and that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Existing Note Purchase Agreement” means the Note Purchase Agreement, dated as of May 2, 2007, for $20,000,000 6.33% Senior Notes due May 1, 2022, by and among the Borrower and each of the purchasers named therein.

“Excluded Taxes” means, with respect to Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii) and (d) in the case of a Foreign Lender, any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“FG&E” means Fitchburg Gas and Electric Light Company, a Massachusetts corporation.

“Floating Rate Loan” means a Committed Loan that bears interest at a Floating Rate as defined in Section 2.03(a).

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Form 10-K” has the meaning specified in Section 6.01(a).

“Form 10-Q” has the meaning specified in Section 6.01(b).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hydro-Quebec Interconnection Support Agreements” means the agreements pursuant to which the Borrower and approximately sixty other members of the New England Power Pool have agreed to support the high voltage direct current transmission lines and associated conversions and supporting alternating current transmission facilities to allow for the import and export of power between New England and Quebec.

“Indebtedness” means, with respect to any Person, at any time, without duplication,

(a) its liabilities for borrowed money;

(b) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases if such Synthetic Leases were accounted for as Capital Leases;

(c) obligations due in respect of Capital Leases which, taking together such obligations for all Capital Leases of such Person, aggregate $1,000,000 or more in the twelve month period following the date on which Indebtedness is being determined;

(d) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale with respect to any such property); and

(e) without duplication, any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (d) above.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means (a) for each Floating Rate Loan, the first day of the calendar month in which each Interest Period falls and the Maturity Date and (b) for each Eurodollar Rate Loan or Interest Rate Election, the last day of each Interest Period and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means, (a) as to each Floating Rate Loan, the period commencing on the date such Floating Rate Loan is disbursed or continued as a Floating Rate Loan and ending on the date one month thereafter, or, (b) as to each Eurodollar Rate Loan or Interest Rate Election, the period commencing on the date such Borrowing is disbursed and ending on the date one, two, three or six months thereafter, as selected by Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Election” has the meaning set forth in Section 2.03(b).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to Borrower under Article II in the form of a Committed Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, and the Agent Fee Letter.

“Loan Parties” means, collectively, Borrower and each Person (other than Agent or any Lender) executing a Loan Document.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), assets, or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole; or (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party.

“Maturity Date” means the date that is 364 days after the Closing Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day; and provided further, however, that if the Borrower has not received the Equity Injection prior to June 30, 2009, the Maturity Date shall be September 30, 2009.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, letter of credit or Swap Contract of Borrower to which a Lender or its Affiliate is a party, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Public Lender” has the meaning specified in Section 6.02.

“Purchase Agreement” means the Stock Purchase Agreement, dated as of February 15, 2008, among NiSource, Inc., Bay State Gas Company and the Borrower.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing or continuation of Committed Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 66.67% of the Aggregate Commitments or, if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 66.67% of the Total Outstanding (with the aggregate amount of each Lender’s risk participation being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstanding held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Subordinated Liabilities” means liabilities subordinated to the Obligations in a manner acceptable to Required Lenders.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Targets” means, collectively, (a) Northern Utilities, Inc., a New Hampshire corporation, and (b) Granite State Gas Transmission, Inc., a New Hampshire corporation.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $2,500,000.

“Total Liabilities” means the sum of current liabilities plus long term liabilities.

“Total Outstanding” means the aggregate Outstanding Amount of all Loans.

“UES” means Unitil Energy Systems, Inc., a New Hampshire corporation.

“UES First Mortgage Bond Indenture” means that certain Indenture of Mortgage and Deed of Trust of UES (as successor to Concord Electric Company) to U.S. Bank National Association (successor to Old Colony Trust Company), as Trustee, originally dated as of July 15, 1958, and amended and restated as of December 2, 2002 pursuant to the Twelfth Supplemental Indenture thereto.

“Unitil Realty Corp. NPA” means that certain Note Purchase Agreement dated as of July 1, 1997 by and among Unitil Realty Corp., a New Hampshire corporation and each of the purchasers named therein.

“Utility Subsidiary” means UES, FG&E and Unitil Power Corp., a New Hampshire corporation.

“Utility Subsidiary Restructuring Plan” has the meaning assigned to such term in Section 6.03.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Voting Stock” means Equity Interests of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote to elect a majority of the corporate directors (or Persons performing similar functions).

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to Borrower from time to time, on any Business Day during the Availability Period, in an amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, Aggregate Commitments shall not exceed $45,000,000 until such time as the Borrower has provided evidence of receipt of the Equity Injection after which time the Aggregate Commitments shall not exceed $60,000,000; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstanding shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans are Floating Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings and Continuations of Committed Loans.

(a) Each Committed Borrowing and each continuation of Committed Loans shall be made upon Borrower’s irrevocable notice to Agent, which may be given by telephone. Each such notice must be received by Agent not later than 11:00 a.m. (i) in the case of a Borrowing of Eurodollar Rate Loans, three Business Days prior to the requested date of any such Borrowing or continuation thereof, or (ii) in the case of a Borrowing of Floating Rate Loans on the requested date of any such Borrowing or continuation thereof provided, however, if the first Borrowing of Floating Rate Loans shall be on November 26, 2008, then notice shall be received by not later than 2:00 p.m. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower, which written delivery may be made electronically pursuant to Section 10.02(b). Each Borrowing of or continuation of Eurodollar Rate Loans only shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof; Borrowings of or continuations of Floating Rate Loans shall be in minimum principal amounts of $75,000 provided however, that daily increases or decreases in the principal amount of the Floating Rate Loan shall not be in increments of less than $75,000. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Committed Borrowing or a continuation of Committed Loans, (ii) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed or continued, and (iv) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to give a timely notice requesting a continuation, then the applicable Committed Loans shall be made as, or converted to, Floating Rate Loans. Any such automatic conversion to Floating Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to Floating Rate Loans. If Borrower requests a Borrowing of or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a continuation is provided by Borrower, Agent shall notify each Lender of the details of any automatic conversion to Floating Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. (or in the case of the first Borrowing on November 26, 2008 as referenced above, 3:00 p.m.) on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), Agent shall make all funds so received available to Borrower in like funds as received by Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Agent by Borrower.

(c) Except as otherwise provided herein, a Committed Loan may be continued only on the last day of an Interest Period for such Committed Loan. During the existence of a Default, no Loans may be requested as, or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Interest Period for Committed Loans upon determination of such interest rate.

2.03 Interest Rate.

(a) Floating Rate. (i) The unpaid principal balance of the Loan from day to day outstanding which is not past due, shall bear interest at a fluctuating rate of interest per annum equal to the Floating Rate. The “Floating Rate” for any day shall mean a fluctuating rate of interest equal to the BBA LIBOR Daily Floating Rate for that day plus the Applicable Margin. Interest shall be computed for the actual number of days which have elapsed, on the basis of a 360-day year.

(ii) BBA LIBOR Daily Floating Rate. The “BBA LIBOR Daily Floating Rate” shall mean a fluctuating rate of interest per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by Agent from time to time) as determined for each Business Day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in Agent’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

(b) Interest Rate Elections.

(i) Subject to the conditions and limitations in this Agreement, Borrower may by written notice to Agent request an Interest Rate Election, which is a Request for Credit Extension in such amount that will bear interest at a Eurodollar Rate for the Interest Period of one, two, three or six months (plus the Applicable Margin) as selected by the Borrower in its Committed Loan Notice.

If, for any reason, an effective Interest Rate Election is not made in accordance with the terms and conditions of this Agreement for any principal amount for which the corresponding Interest Period is expiring, then the sums in question will bear interest at the Floating Rate until an effective Interest Rate Election is thereafter made for such sums.

(ii) General Conditions Precedent to Interest Rate Election. In addition to any other conditions herein, an Interest Rate Election shall not be permitted if:

(A) The requested Interest Rate Election would cause more than five (5) Interest Rate Elections by Borrower to be in effect at any one time during the term of the Agreement; or

(B) The requested interest period does not conform to the definition of Interest Period herein; or

(C) Any of the circumstances referred to in Section 2.08(c) hereof shall apply with respect to the requested Interest Rate Election.

(c) Applicable Interest Rate Upon Failure of the Equity Injection. If the Borrower does not receive the Equity Injection by December 31, 2008, the Committed Loan(s) shall bear interest on the outstanding amount thereof for each Interest Period at a rate per annum equal to the applicable Floating Rate or Eurodollar Rate plus the Applicable Margin set forth in subsection (b) of the definition of Applicable Margin.

(d) Alternative Rates. If the BBA LIBOR Daily Floating Rate or the Eurodollar Rate is not available for any reason, then such rate will be determined by such alternate method as reasonably selected by Agent. If Agent determines that no adequate basis exists for determining the BBA LIBOR Daily Floating Rate or the Eurodollar Rate or that the BBA LIBOR Daily Floating Rate or the Eurodollar Rate will not adequately and fairly reflect the cost to Agent of funding the Loan, or that any applicable Law or regulation or compliance therewith by Agent prohibits or restricts or makes impossible the charging of interest based on the BBA LIBOR Daily Floating Rate or the Eurodollar Rate and Agent so notifies Borrower, then until Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, interest shall accrue and be payable on the unpaid principal balance of the Loan from the date Agent so notifies Borrower until the Maturity Date (whether by acceleration, declaration, extension or otherwise) at a fluctuating rate of interest equal to the Federal Funds Rate plus two hundred fifty (250) basis points per annum.

(e) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

    (ii) If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

    (iii) Upon the request of the Required Lenders, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

    (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(f) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.04 [RESERVED]

2.05 Prepayments.

(a) Borrower may, upon notice to Agent, at any time or from time to time voluntarily prepay Committed Loans issued as Floating Rate Loans in whole or in part without premium or penalty.

(b) If the Borrower has exercised an Interest Rate Election, even if such amount so advanced was initially a Floating Rate Loan, the Borrower shall pay a prepayment fee which will be the sum of fees calculated separately for each Prepaid Installment, as follows:

(i)	The Bank will first determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the applicable Original Payment Date, using the interest rate applicable to the Prepaid Installment under this Agreement.

(ii)	The Bank will then subtract from each monthly interest amount determined in (i), above, the amount of interest which would accrue for that Prepaid Installment if it were reinvested from the date of prepayment through the Original Payment Date, using the Treasury Rate.

(iii)	If (i) minus (ii) for the Prepaid Installment is greater than zero, the Bank will discount the monthly differences to the date of prepayment by the Treasury Rate. The Bank will then add together all of the discounted monthly differences for the Prepaid Installment.

The following definitions will apply to the calculation of the prepayment fee:

(i)	“Original Payment Dates” mean the dates on which the prepaid principal would have been paid if there had been no prepayment. If any of the principal would have been paid later than the end of the fixed rate interest period in effect at the time of prepayment, then the Original Payment Date for that amount will be the last day of the interest period.

(ii)	“Prepaid Installment” means the amount of the prepaid principal which would have been paid on a single Original Payment Date.

(iii)	“Treasury Rate” means the interest rate yield for U.S. Government Treasury Securities which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities from the date of prepayment through the Original Payment Date. The Bank may adjust the Treasury Rate to reflect the compounding, accrual basis, or other costs of the prepaid amount. Each of the rates is the Bank’s estimate only and the Bank is under no obligation to actually reinvest any prepayment. The rates will be based on information from either the Telerate or Reuters information services, The Wall Street Journal, or other information sources the Bank deems appropriate.

Provided that (i) such notice must be received by Agent not later than 11:00 a.m. three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof; or if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Interest Period(s) of such Loans. Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of Lenders in accordance with their respective Applicable Percentages.

(c) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.

2.06 Termination or Reduction of Commitments. Borrower may, upon notice to Agent, terminate the Aggregate Commitments and each Loan Document, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments. Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans. Borrower shall repay to Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

2.08 [RESERVED]

2.09 Fees.

(a) Commitment Fee. Borrower shall pay to Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to thirty (30) basis points per annum times the actual daily amount by which the Aggregate Commitments (as such amount may be reduced pursuant to Section 2.01) exceed the sum of (i) the Outstanding Amount of Committed Loans. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(b) Agent’s Fees. Borrower shall pay to Agent for Agent’s own account, fees in the amounts and at the times specified in the letter agreement, dated November 26, 2008 (the “Agent Fee Letter”), between Borrower and Agent. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

(c) Lenders’ Upfront Fee. On the Closing Date, Borrower shall pay to Agent, for the account of each Lender in accordance with their respective Applicable Percentages, an upfront fee in an amount of twenty-five (25) basis points times the $45,000,000 Aggregate Commitment due upon acceptance of the Commitment by the Borrower and payable on the Closing Date with an additional fee of twenty-five (25) basis points times the $15,000,000 increase in the Aggregate Commitment which amount shall be due and payable upon the Equity Injection. If the Borrower fails to raise the Equity Offering by December 31, 2008, the Borrower agrees to pay an additional fee of 50 basis points of the $45,000,000 Aggregate Commitment, such additional fee which amount shall be due and payable on January 2, 2009; provided, however, that such additional fee shall be reduced by 10 basis points for every $10,000,000 by which net proceeds of equity issuances exceed $20,000,000. If the Equity Offering is not raised by March 31, 2009, an additional 50 basis points of the $45,000,000 Aggregate Commitment shall be due and payable on April 1, 2009. Such upfront fees are for the credit facilities committed by Lenders under this Agreement and are fully earned on the date paid. The upfront fee paid to each Lender is solely for its own account and is nonrefundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Agent in the ordinary course of business. The accounts or records maintained by Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Agent in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error. Upon the request of any Lender made through Agent, Borrower shall execute and deliver to such Lender (through Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.12 Payments Generally; Agent’s Clawback.

(a) General. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein. Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Agent after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Agent. Unless Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans that such Lender will not make available to Agent such Lender’s share of such Committed Borrowing, Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to Agent, then the applicable Lender and Borrower severally agree to pay to Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Agent in connection with the foregoing and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Agent for the same or an overlapping period, Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Agent.

(ii) Payments by Borrower; Presumptions by Agent. Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Agent for the account of the Lenders hereunder that Borrower will not make such payment, Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of Lenders severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. A notice of Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of Lenders hereunder to make Committed Loans and to make payments under Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, or to make its payment under Section 10.04(c):

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by Borrower to or on account of any obligation of Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require Borrower or Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by Borrower or Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If Borrower or Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) Agent shall withhold or make such deductions as are determined by Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section), Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, Borrower shall, and does hereby, indemnify Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by Borrower or Agent or paid by Agent or such Lender as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Borrower shall also, and does hereby, indemnify Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify Borrower and Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for Borrower or Agent) incurred by or asserted against Borrower or Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to Borrower or Agent pursuant to subsection (e). Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of Agent, any assignment of rights by, or the replacement of, a Lender the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by Borrower or Agent, as the case may be, after any payment of Taxes by Borrower or by Agent to a Governmental Authority as provided in this Section 3.01, Borrower shall deliver to Agent or Agent shall deliver to Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower or Agent, as the case may be.

(e) Status of Lenders. (i) Each Lender shall deliver to Borrower and to Agent, at the time or times prescribed by applicable Laws or when reasonably requested by Borrower or Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Borrower or Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Borrower and Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by Borrower or Agent as will enable Borrower or Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify Borrower and Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that Borrower or Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by Agent or such Lender , and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Agent, any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or, if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the Eurodollar Rate, to make Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender and Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate to Base Rate Loans as to which the rate of interest is not determined with reference to the Eurodollar Rate, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans or Base Rate Loan. Notwithstanding the foregoing and despite the illegality for such a Lender to make, maintain or fund Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate, that Lender shall remain committed to make Base Rate Loans and shall be entitled to recover interest at the Base Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 [RESERVED]

3.04 Increased Costs

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow or continue any Loan on the date or in the amount notified by Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by Borrower to Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar

Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations. If any Lender requests compensation under Section 3.04, or Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender, pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.07 Survival. All of Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, and repayment of all other Obligations hereunder and resignation of Agent.

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Agent and each of the Lenders:

(i) executed counterparts of this Agreement sufficient in number for distribution to Agent, each Lender and Borrower;

(ii) a Note executed by Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of counsel to the Loan Parties acceptable to Agent addressed to Agent and each Lender, as to the matters set forth concerning the Loan Parties and the Loan Documents in form and substance satisfactory to Agent;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals of third parties, if any, required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(viii) a duly completed Compliance Certificate as of the last day of the fiscal quarter of Borrower most recently ended prior to the Closing Date, signed by a Responsible Officer of Borrower;

(ix) commitment letters from RBS Citizens, N.A. and TD Bank, N.A. for their pro-rata share of the Commitment;

(xi) evidence that the Commitment between Borrower and Sovereign Bank has been or concurrently with the Closing Date is terminated; and

(xii) such other assurances, certificates, documents, consents or opinions as Agent or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by Agent, Borrower shall have paid all fees, charges and disbursements of counsel to Agent (directly to such counsel if requested by Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Agent).

(d) The Closing Date shall have occurred on or before December 2, 2008.

(e) Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Agent or the Required Lenders reasonably may require.

Without limiting the generality of the provisions of the last sentence of Section 9.03(d), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) In order for the full $60,000,000 in Aggregate Commitments to be made available to the Borrower upon any Request for Credit Extension, the Agent must have received evidence of the Equity Injection.

Each Request for Credit Extension submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i), or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 5.06.

5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in excess of $2,000,000. The property of Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates.

5.11 Taxes. Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12 ERISA Compliance. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. To the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, a favorable determination letter from the IRS if the Borrower has applied for such qualification or has received such qualification for each Plan that is intended to qualify under Section 401(a) of the Code. There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. The postretirement benefit obligations (determined as of the last day of the Borrower’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Borrower and its Subsidiaries have been determined in accordance with GAAP and are reflected in footnote 8 of the Borrower’s audited financial statements for its most recently ended fiscal year and in the Targets’ audited financial statements for its most recently ended fiscal year.

5.13 Subsidiaries. As of the Closing Date, Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens. Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13. All of the outstanding Equity Interests in Borrower have been validly issued and are fully paid and nonassessable.

5.14 No Margin Stock; Investment Company Act. Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of Borrower or any Subsidiary of Borrower is, or is required to be registered as, an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. Borrower has disclosed to Agent and Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Taxpayer Identification Number. Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

5.18 Intellectual Property; Licenses, Etc. Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of Borrower, without investigation, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Borrower, without investigation, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

ARTICLE VI. AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to Agent a sufficient number of copies for delivery by Agent to each Lender, in form and detail satisfactory to Agent and the Required Lenders:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report thereon from Vitale, Caturano & Co. Ltd. or other independent certified public accountants of nationally recognized standing, which report shall be prepared in accordance with GAAP; provided that the delivery within the time period specified above of the Borrower’s Annual Report on Form 10-K (the “Form 10-K”) for such fiscal year (together with the Borrower’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 6.01(a); provided further, that the Borrower shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, an unaudited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes provided that the delivery within the time period specified above of copies of the Borrower’s Quarterly Report on Form 10-Q (the “Form 10-Q”) prepared in compliance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 6.01(b); provided further, that the Borrower shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” or on its home page on the worldwide web (at the date of this Agreement located at, respectively, http://www.sec.gov/edgar.shtml and http://www.unitil.com) (such availability being referred to as “Electronic Delivery”.

6.02 Certificates; Other Information. Deliver to Agent a sufficient number of copies for delivery by Agent to each Lender, in form and detail satisfactory to Agent and the Required Lenders:

(a) (RESERVED);

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Borrower;

(c) promptly after any request by Agent or any Lender, copies of any management letters delivered to the board of directors (or the audit committee of the board of directors) of Borrower by the Borrower’s independent public accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Agent pursuant hereto; provided, that copies of any such documents may be delivered by Electronic Delivery;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02; provided, that copies of any such documents may be delivered by Electronic Delivery;

(f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof, except to the extent such delivery is prohibited by applicable Law or regulation; and

(g) promptly, such additional information regarding the business, financial or corporate affairs of Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date delivered to the SEC. Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Borrower hereby acknowledges that (a) Agent will make available to Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform that is designated “Public Side Information;” and (z) Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, all materials and/or information delivered by Borrower via Electronic Delivery shall be deemed by all parties to be marked “PUBLIC” without the need to meet the requirement in (w) above.

6.03 Notices. Promptly notify Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary; and

(e) of any proposed changes to the Amended and Restated Cash Pooling and Loan Agreement.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted; (b) all material lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness. Borrower shall maintain in effect the Amended and Restated Cash Pooling and Loan Agreement and comply with the terms and conditions thereof.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof, in each case in accordance with the standard of care typical in the industry and except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. The Borrower will insure and keep insured, and will cause every Subsidiary to insure and keep insured, to a reasonable amount with reputable insurance companies, so much of their respective properties as companies engaged in a similar business and to the extent such companies, in accordance with good business practice, customarily insure properties of a similar character against loss by fire and from other causes or, in lieu thereof, in the case of itself or its Subsidiaries, the Borrower will maintain or cause to be maintained a system or systems of self-insurance which will accord with the approved practices of companies owning or operating properties of a similar character and maintaining such systems, and of a size similar to that of the Borrower and its direct and indirect Subsidiaries on a consolidated basis.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that when an Event of Default exists Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for working capital needs and interim capital expenditure funding, but not for acquisitions, which use of proceeds shall not be in contravention of any Law or of any Loan Document. In addition, promptly after the Closing Date, Borrower shall use the proceeds from the first Committed Borrowing hereunder to repay in full all outstanding amounts under those commitments between (i) Borrower and RBS Citizens, N.A., and (ii) between Borrower and Bank of America (together, the “Existing Credit Agreements”), and upon such repayments terminate in full the Existing Credit Agreements and deliver reasonable evidence of such termination to the Administrative Agent.

6.12 Financial Covenants. Funded Debt to Capitalization Ratio. Maintain, as of the last day of each fiscal quarter of the Borrower, on a consolidated basis, a ratio of Funded Debt to Capitalization not exceeding 65%. “Funded Debt” is interest bearing Indebtedness for borrowed money having a maturity of one year or greater. “Capitalization” is Funded Debt plus net worth, with net worth as defined by GAAP.

ARTICLE VII. NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, Borrower covenants and agrees that it shall not:

7.01 Liens.

(a) nor will it permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist, except in favor of the Borrower or any Subsidiary, any Lien upon any of its properties or assets, real or personal, whether now owned or hereafter acquired, or of or upon any income or profits therefrom, without making effective provision, and the Borrower covenants that in any such case it will make or cause to be made effective provision, whereby the Committed Loans shall be secured by such Lien equally and ratably with any and all other Indebtedness to be secured thereby, so long as any such other Indebtedness shall be so secured.

(b) Nothing in this Section shall be construed to prevent the Borrower or a Subsidiary from creating, assuming or suffering to exist, and the Borrower and its Subsidiaries are hereby expressly permitted to create, assume or suffer to exist, without securing the Loans as hereinabove provided, Liens of the following character:

(i) Liens existing on the Closing Date and listed on Schedule 7.01;

(ii) Liens securing Funded Indebtedness issued (a) pursuant to the UES First Mortgage Bond Indenture, the Unitil Realty Corp. NPA, or Liens granted to secure the refinancing of Indebtedness related thereto; and (b) to finance or refinance the building located at 6 Liberty Lane West, Hampton, New Hampshire or any property acquired in replacement thereof;

(iii) any purchase money mortgage or other Lien existing on any property of the Borrower or a Subsidiary at the time of acquisition, whether or not assumed, or created contemporaneously with the acquisition or construction of property, to secure or provide for the payment of the purchase or construction price of such property, and any conditional sales agreement with respect to any property hereafter acquired; provided, however, that (i) the aggregate principal amount of the Indebtedness secured by all such mortgages and other liens on a particular parcel of property shall not exceed 100% of the lesser of the total cost or fair market value at the time of the acquisition or construction of such property, including the improvements thereon (as determined in good faith by the Board of Directors of the Borrower or the relevant Subsidiary), and (ii) all such Indebtedness shall have been incurred within the applicable limitations provided in Section 6.01;

(iv) refundings or extensions of any Lien permitted by this Section 7.01 for amounts not exceeding the principal amount of the Indebtedness so refunded or extended at the time of the refunding or extension thereof, and covering only the same property theretofore securing the same;

(v) deposits, Liens or pledges to enable the Borrower or a Subsidiary to exercise any privilege or license, or to secure payment of worker’s compensation, unemployment insurance, old age pensions or other social security, or to secure the performance of bids, tenders, contracts or leases to which the Borrower or a Subsidiary is a party, or to secure public or statutory obligations of the Borrower or a Subsidiary, or to secure surety, stay or appeal bonds to which the Borrower or a Subsidiary is a party; or other similar deposits or pledges made in the ordinary course of business;

(vi) mechanics’, workmen’s, repairmen’s, materialmen’s or carrier’s liens or other similar Liens arising in the ordinary course of business; or deposits or pledges to obtain the release of any such Liens;

(vii) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(viii) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted,;

(ix) pledges, assignments and other security devices entered into in connection with the financing or refinancing of customers’ conditional sales contracts;

(x) Liens incurred in connection with the lease of conversion burners and water heaters to customers which Liens only secure such conversion burners and water heaters;

(xi) Liens incurred in connection with agreements for the financing of gas, and other fuel inventories which Liens only secure the assets constituting such gas and other fuel inventories;

(xii) Liens incurred in connection with contracts for the purchase and sale of gas and/or electric power (including transmission charges) or Guaranties in respect of obligations under such contracts;

(xiii) contractual rights of the Borrower and its Subsidiaries in connection with funds contributed and borrowed under the Cash Pooling and Loan Agreement;

(xiv) Liens on property acquired through the merger or consolidation of another utility company with or into, or the purchase of all or substantially all of the assets of another utility company by, the Borrower or a Subsidiary, provided that such Lien does not extend to other property of the Borrower or a Subsidiary;

(xv) Liens arising out of security interests in, and pledges by, any Utility Subsidiary’s rights and benefits under contracts entered into in connection with participation by a Utility Subsidiary in the Hydro-Quebec Interconnection Support Agreements;

(xvii) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

(xviii) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(c) If at any time the Borrower or a Subsidiary shall create or assume any Lien not permitted by this Section, to which the covenant in Section 7.01(a) is applicable, the Borrower will promptly deliver to the Administrative Agent and each Lender:

(i) an Officers’ Certificate stating that the covenant of the Borrower contained in Section 6.02(a) has been complied with; and

(ii) an Opinion of Counsel addressed to the Administrative Agent and the Lenders to the effect that such covenant has been complied with, and that any instruments executed by the Borrower in the performance of such covenant comply with the requirements of such covenant.

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof, or Indebtedness of or in respect of the Targets, in each case listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof;

(c) Guarantees of Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of Borrower or any wholly-owned Subsidiary;

(d) obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; and

(e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000.

7.03 Merger or Consolidation; Sale or Transfer of Assets. The Borrower will not (a) consolidate with or be a party to a merger with any other corporation or (b) sell, lease or otherwise dispose of all or substantially all of the assets of the Borrower and its Subsidiaries; provided, however, that the Borrower may consolidate or merge with any other corporation, or sell, lease or otherwise dispose of all or substantially all of the assets of the Borrower and its Subsidiaries, if (i) the corporation which results from such consolidation or merger or the corporation to which the Borrower sells, leases or otherwise disposes of all or substantially all of its and its Subsidiaries’ assets (in either case, the “surviving corporation”) is either the Borrower (in the case of a merger or consolidation), or, if not, is organized under the laws of any State of the United States or the District of Columbia, (ii) in the event that the surviving corporation is not the Borrower, the obligations of the Borrower under this Agreement and the other Loan Documents are expressly assumed in writing by the surviving corporation and the surviving corporation shall furnish the Administrative Agent and the Lenders an opinion of counsel satisfactory to the Administrative Agent and the Lenders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, and (iii) at the time of such consolidation or merger or sale, lease or other disposition of all or substantially all of the Borrower’s and its Subsidiaries’ assets, and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; provided, further, that (x) any Utility Subsidiary will be permitted to sell its generating assets and power purchase entitlements without the consent of the Administrative Agent or the Lenders, pursuant to any industry restructuring plan filed with and approved by a state utility regulatory agency (each such plan a “Utility Subsidiary Restructuring Plan”) (y) Unitil Realty Corp will be permitted to sell the building located at 6 Liberty Lane West, Hampton, New Hampshire, and any building acquired in replacement thereof, and the limitations in this Section 7.03 shall not apply to any such sale or sales and (z) any such sale, lease or disposition of all or substantially all of the assets of the Borrower and its Subsidiaries shall not be for less than fair market value.

7.04 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.05 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among Borrower and any Guarantor or between and among Guarantors.

7.06 Burdensome Agreements. Except as set forth on Schedule 7.06, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to Borrower or to otherwise transfer property to Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of Borrower or (iii) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.01 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.07 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05, 6.11, 7.03, 7.06, or 7.07; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days or any default or Event of Default occurs under any other Loan Documents; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract sa to which Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount provided, that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against Borrower or any Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $12,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

(k) Change of Control. There occurs any Change of Control with respect to Borrower; or

(l) Material Adverse Effect. There occurs any event or circumstance that has a Material Adverse Effect.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Agent (including fees and time charges for attorneys who may be employees of Agent) and amounts payable under Article III) payable to Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid and interest on the Loans and other Obligations, ratably among Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

ARTICLE IX. ADMINISTRATIVE AGENT

9.01 Appointment and Authorization of Administrative Agent. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Agent and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

9.03 Exculpatory Provisions. Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

(d) Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct. Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to Agent by Borrower or a Lender. Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

9.04 Reliance by Administrative Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

9.06 Resignation of Agent. Agent may at any time give notice of its resignation to Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, upon the consent of Borrower, which consent shall not be unreasonably withheld, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders appoint a successor Agent meeting the qualifications set forth above; provided that if Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Lender holding a title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and counsel and all other amounts due Lenders and Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 2.09 and 10.04. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X. MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender; provided, however, in the sole discretion of Agent, only a waiver by Agent shall be required with respect to immaterial matters or items specified in Section 4.01(a) (iii) or (iv) with respect to which Borrower has given assurances satisfactory to Agent that such items shall be delivered promptly following the Closing Date;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby;

(e) amend the definition of “Default Rate” or waive any obligation of Borrower to pay interest at the Default Rate or amend any financial covenant hereunder (or any defined term used therein) without the written consent of all Lenders;

(f) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the Lenders required above, affect the rights or duties of Agent under this Agreement or any other Loan Document; and (ii) the Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Borrower or Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 ; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites)

pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender as applicable has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Borrower and Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower and Agent. In addition, each Lender agrees to notify Agent from time to time to ensure that Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Agent and Lenders. Agent and Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies: Enforcement. No failure by any Lender or Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with Section 8.02 for the benefit of all Lenders; provided, however, that the foregoing shall not prohibit (a) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by Agent or any Lender (including the fees, charges and disbursements of any counsel for Agent or any Lender), (A) in connection with the enforcement of its rights under this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by Borrower. Borrower shall indemnify Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Agent or any Lender, or Agent, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it; provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender; and

(B) the consent of Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, or an Affiliate of such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500.00; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to Borrower or any of Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Deemed Consent of Borrower. If the consent of Borrower to an assignment to an assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in Section 10.06(b)(i)(B)), Borrower shall be deemed to have given its consent ten (10) Business Days after the date notice thereof has been delivered to Borrower by the assigning Lender (through Agent) unless such consent is expressly refused by Borrower prior to such tenth (10) Business Day.

10.07 Treatment of Certain Information; Confidentiality. Each of Agent and Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or any such Affiliate, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Agent and each Lender, regardless of any investigation made by Agent or any Lender or on their behalf and notwithstanding that Agent or any

Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF MASSACHUSETTS.

(b) SUBMISSION TO JURISDICTION. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF MASSACHUSETTS SITTING IN COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE DISTRICT OF MASSACHUSETTS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW HAMPSHIRE STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that: (i) (A) the services regarding this Agreement provided by Agent are arm’s-length commercial transactions between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and Agent, on the other hand, (B) each of Borrower and their respective Affiliates have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) Agent does not have any obligation to Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and Agent has no obligation to disclose any of such interests to Borrower, any other Loan Party of any of their respective Affiliates. To the fullest extent permitted by law, each of Borrower and the other Loan Parties hereby waive and release, any claims that it may have against Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.16 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Agent, as applicable, to identify Borrower in accordance with the Act. Borrower shall, promptly following a request by Agent or any Lender, provide all documentation and other information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.18 Time of the Essence. Time is of the essence of the Loan Documents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

UNITIL CORPORATION as Borrower

By:	/s/ Mark H. Collin
Name: Mark H. Collin
Title: Senior Vice President, Chief Financial Officer & Treasurer

By:	/s/ George R. Gantz
Name: George R Gantz
Title: Senior Vice President

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Kenneth R. Sheldon
Name: Kenneth R. Sheldon
Title: Senior Vice President 11/26/08

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Kenneth R. Sheldon
Name:	Kenneth R. Sheldon
Title:	Senior Vice President 11/26/08

RBS CITIZENS, N.A., as a Lender

By:	/s/ Jeanne A. Hulit
Name:	Jeanne A. Hulit
Title:	Senior Vice President

TD BANK, N.A., as a Lender

By:	/s/ David A Canedy
Name:	David A Canedy
Title:	Vice President

SCHEDULE 2.01

COMMITMENTS

AND Applicable Percentages

Lender	Commitment		Applicable Percentage

Bank of America, N.A.	23,000,000		38.333333333%

RBS Citizens, N.A.	22,000,000		36.666666667%

TD Bank, N.A.	15,000,000		25.000000000%

Total	$60,000,000	*	100.000000000%

*	Advances shall be limited to $45,000,000 until such time as the Borrower has received the Equity Injection.

SCHEDULE 5.06

LITIGATION

None.

SCHEDULE 5.09

ENVIRONMENTAL COMPLIANCE

Sawyer Passway MGP Site—Unitil’s subsidiary Fitchburg Gas and Electric Light Company (“FG&E”) is the owner of a former manufactured gas plant (MGP) site at Sawyer Passway, located in Fitchburg, Massachusetts. FG&E has proceeded with site remediation work as specified on the Tier 1B permit issued by the Massachusetts Department of Environmental Protection (DEP).

Included on the Company’s Consolidated Balance Sheet at December 31, 2007 and 2006 in Environmental Obligations is $12.0 million related to estimated future clean up costs for permanent remediation of the site. A corresponding regulatory asset was recorded to reflect the future rate recovery for these costs. The amounts recorded do not assume any amounts are recoverable from insurance companies or other third parties.

SCHEDULE 5.13

SUBSIDIARIES

AND OTHER EQUITY INVESTMENTS

Part (a).	Subsidiaries.

Unitil Corporation Subsidiaries

Unitil Energy Systems, Inc.

Fitchburg Gas and Electric Light Company

Fitchburg Energy Development Company1

Unitil Power Corp.

Unitil Service Corp.

Unitil Realty Corp.

Unitil Resources, Inc.

Usource, Inc.2 and Usource L.L.C.3

After consummation of transactions contemplated by the Purchase Agreement:

Northern Utilities, Inc.

Granite State Gas Transmission, Inc.

Part (b).	Other Equity Investments.

None.

[1]	An inactive subsidiary of Fitchburg Gas and Electric Light Company, its common stock is held 100% by Fitchburg Gas and Electric Light Company.
[2]	Subsidiary of Unitil Resources; 100% of common stock of Usource, Inc. is held by Unitil Resources, Inc.
[3]	Usource, LLC is a limited liability company of which the sole member is Usource, Inc.

SCHEDULE 7.01

EXISTING LIENS

None.

SCHEDULE 7.02

EXISTING INDEBTEDNESS

Unitil Corporation

Senior Notes:

6.33% Notes due May 1, 2022

Amounts under the Commitments

Fitchburg Gas and Electric Light Company

Preferred Stock, Redeemable, Cumulative

5.125% Series, $100 par Value

8.00% Series, $100 Par Value

Long-Term Notes:

6.75% Notes due November 30, 2023

6.79% Notes due October 15, 2025

7.37% Notes due January 15, 2029

5.90% Notes due December 15, 2030

7.98% Notes due June 1, 2031

Unitil Energy Systems, Inc.

Preferred Stock, Non-Redeemable, Non-Cumulative

6.00%, $100 Par Value

First Mortgage Bonds1:

8.49% Series, due October 14, 2024

6.96% Series, due September 1, 2028

8.00% Series, due May 1, 2031

6.32% Series, due September 15, 2036

Unitil Realty Corp.

Senior Secured Notes:

8.00% Notes due August 1, 20172

All Unitil Subsidiaries

Amounts under Cash Pooling and Loan Agreement

[1]	Secured by liens of indenture on the property of UES.
[2]	Secured by liens of indenture on the corporate headquarters of the Borrower located at 6 Liberty Lane West, Hampton, NH and note payments and obligations are guaranteed by Unitil Corporation.

Indebtedness of or in Respect of Targets

Unitil Corporation

Amounts under that certain Bridge Loan Facility between Unitil Corporation as Borrower, Royal Bank of Canada as Administrative Agent, and the Lenders from time to time party thereto.

Northern Utilities, Inc.

Senior Notes:

6.95% Notes due December 2018

7.72% Notes due December 2038

Amounts under Cash Pooling and Loan Agreement

Granite State Gas Transmission, Inc.

Senior Notes:

7.15% Note, due December 20183

Amounts under Cash Pooling and Loan Agreement

[3]	Note payments and obligations to be guaranteed by Unitil Corporation.

SCHEDULE 7.06

BURDENSOME AGREEMENTS

The documents governing indebtedness described below (the “Debt Documents”) set forth limitations and other terms falling within the scope of Article 7.06 , which Debt Documents, together with any subsequent documents containing similar limitations not substantially more restrictive than those in the Debt Documents, shall be expressly excluded from the limitations set forth in Section 7.06.

Unitil Corporation

Senior Notes:

6.33% Notes due May 1, 2022

Amounts under the Commitments

Fitchburg Gas and Electric Light Company

Preferred Stock, Redeemable, Cumulative

5.125% Series, $100 par Value

8.00% Series, $100 Par Value

Long-Term Notes:

6.75% Notes due November 30, 2023

6.79% Notes due October 15, 2025

7.37% Notes due January 15, 2029

5.90% Notes due December 15, 2030

7.98% Notes due June 1, 2031

Unitil Energy Systems, Inc.

Preferred Stock, Non-Redeemable, Non-Cumulative

6.00%, $100 Par Value

First Mortgage Bonds1:

8.49% Series, due October 14, 2024

6.96% Series, due September 1, 2028

8.00% Series, due May 1, 2031

6.32% Series, due September 15, 2036

Unitil Realty Corp.

Senior Secured Notes:

8.00% Notes due August 1, 20172

All Unitil Subsidiaries

Amounts under Cash Pooling and Loan Agreement

[1]	Secured by liens of indenture on the property of UES.
[2]	Secured by liens of indenture on the corporate headquarters of the Borrower located at 6 Liberty Lane West, Hampton, NH and note payments and obligations are guaranteed by Unitil Corporation.

Indebtedness of or in Respect of Targets

Unitil Corporation

Amounts under that certain Bridge Loan Facility between Unitil Corporation as Borrower, Royal Bank of Canada as Administrative Agent, and the Lenders from time to time party thereto.

Northern Utilities, Inc.

Senior Notes:

6.95% Notes due December 2018

7.72% Notes due December 2038

Amounts under Cash Pooling and Loan Agreement

Granite State Gas Transmission, Inc.

Senior Notes:

7.15% Note, due December 20181

Amounts under Cash Pooling and Loan Agreement

[1]	Note payments and obligations to be guaranteed by Unitil Corporation.

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

mailto:

UNITIL CORPORATION:

6 Liberty Lane West

Hampton, NH 03842

Attention:                             Mike McKinney, Manager of Treasury Services

Telephone:                             603-773-6496

Telecopier:                             603-773-6696

Electronic Mail: mckinney@unitil.com

Website Address: www.unitil.com

U.S. Taxpayer Identification Number: 02-0381573

ADMINISTRATIVE AGENT:

Administrative Agent’s Office:

Bank of America, N.A.

Agency Management

231 S LaSalle Street

Mail Code:IL1-231-10-41

Chicago, IL 60604

Attention: Scott Carey

Telephone: 312-828-8938

Telecopier: 877-206-8410

Electronic Mail: george.s.carey@bankofamerica.com

Other Notices as Administrative Agent

(for payments and Requests for Credit Extensions)

Bank of America, N.A.

One Independence Center

101 North Tryon Street

Mail Code: NC1-001-04-39 Charlotte, NC 28255

Attention: Sabrina Miles

Telephone: 704-388-1043

Telecopier: 704-719-8762

Electronic Mail: sabrina.d.miles@bankofamerica.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                 ,

To: Bank of America, N.A., as Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November     , 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Unitil Corporation, a New Hampshire corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

 A Borrowing of Committed Loans                     A continuation of Committed Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

[Floating Rate Loan or Interest Rate Election requested]

4.	For Interest Rate Election (bearing interest at the Eurodollar Rate): With an Interest Period of months.

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

UNITIL CORPORATION

By:
Name:
Title:

A-1

Form of Committed Loan Notice

EXHIBIT B

FORM OF NOTE

$	__________

FOR VALUE RECEIVED, UNITIL CORPORATION, a New Hampshire corporation with its principal place of business at 6 Liberty Lane West, Hampton, New Hampshire 03842 (the “Borrower”), promises to pay to the order of                     , a                      bank organized under the laws of the United States with a place of business at                      (the “Bank”) (the Bank and any subsequent transferee of this Note, whether taking by negotiation or otherwise, are sometimes referred to herein as the “Holder”) at such place of business or such other place as may be designated hereafter by the holder hereof, the principal sum of                      Dollars ($            ) (or so much thereof as may be advanced or readvanced by the Bank to the Borrower from time to time hereafter, such amounts defined as the “Debit Balance” below), together with interest as provided for below, in lawful money of the United States of America in immediately available funds.

This Note is being executed and delivered in accordance with the terms of a certain Credit Agreement dated as of November     , 2008 between, among others, the Borrower and the Bank, as the same may have been and may hereafter be amended, modified or restated (the “Credit Agreement”) and the documents defined therein as the “Loan Documents”. Any capitalized term used herein which is not defined herein shall have the meaning given to such term in the Credit Agreement.

Until such time as this Note becomes due and payable, interest shall be payable in arrears on the last day of the applicable Interest Period; provided however, that said interest payments for any Eurodollar Rate Loan shall be no less frequently than every month. All payments shall be in lawful money of the United States in immediately available funds. The entire principal balance of this Note, together with all interest and other charges accrued hereunder shall be due and payable in full on                      (the “Maturity Date”).

Subject to the terms and conditions of the Credit Agreement, the maximum principal amount outstanding under this Note shall be                      Dollars ($            ). Pursuant to the Credit Agreement, there shall be due and payable from the Borrower to the Bank, and the Borrower shall immediately pay to the Bank, without demand, any amount by which the Debit Balance exceeds                      Dollars ($            ).

Subject to the terms and conditions of the Credit Agreement, the Borrower shall have the option (i) to elect that sums advanced under this Note shall bear interest at a Floating Rate equal to the BBA LIBOR Daily Floating Rate plus the Applicable Margin; or (ii) for up to five (5) Interest Rate Elections to be in effect at any one time during the term of the Loan, bearing interest at a fixed rate equal to the one (1), two (2), three (3) or six (6) month Eurodollar Rate, plus the Applicable Rate. All computations of interest shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

The Borrower may only prepay the Note in accordance with the Credit Agreement. Notwithstanding anything herein to the contrary, in the event that the interest rate hereunder, as aforesaid, violates any applicable usury or similar statute, the interest rate shall then automatically be deemed to be the highest rate of interest then permitted.

Form of Note

The Borrower agrees that the Bank may make loan advances to the Borrower upon verbal authority (which, if the Bank so requires, shall be followed by written confirmation) of any officer executing this Note on behalf of the Borrower or any other officer of the Borrower who is authorized in writing to borrow money from the Bank and may deliver such advances by direct deposit to any deposit account of the Borrower with the Bank or otherwise as so authorized in the Credit Agreement. Notwithstanding anything to the contrary herein, the Bank may require written notice of requests for loan advances as may be provided in the Credit Agreement. All such advances shall represent binding obligations of the Borrower.

The Borrower’s “Debit Balance” shall mean the debit balance in an account on the books of the Bank, maintained in the form of a ledger card, computer records or otherwise in accordance with the Bank’s customary practice and appropriate accounting procedures wherein there shall be recorded the principal amount of all advances made by the Bank to the Borrower, all principal payments made by the Borrower to the Bank hereunder, and all other appropriate debits and credits (the “Loan Account”). The Bank shall render to the Borrower a statement of account with respect to the Loan Account on a monthly basis. Such statement shall indicate the Borrower’s then current Debit Balance and any interest amounts due and payable from the Borrower to Bank. Such statement may be based on estimates of the principal amount outstanding and the interest rate for the applicable payment period. Any required adjustments between such estimates and actual amounts shall be reflected in subsequent statements.

The Borrower acknowledges that this Note is to evidence the Borrower’s obligation to pay the Debit Balance, plus interest, as determined from time to time and that it shall continue to do so despite the occurrence of intervals when no Debit Balance exists because the Borrower has paid the previously existing Debit Balance in full.

At the option of the Bank, this Note shall become immediately due and payable in full, without further demand or notice, on the earlier of (i) the Maturity Date, or (ii) the occurrence of an Event of Default under the Credit Agreement or any of the Loan Documents.

If any amount of principal of the Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. If any amount (other than principal of any Loan) payable by Borrower under the Loan Documents is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. The Borrower agrees to pay on demand all reasonable out-of-pocket costs of collection hereof, including reasonable attorneys’ fees, whether or not any foreclosure or other action is instituted by the Holder in its discretion.

No delay or omission on the part of the Holder in exercising any right, privilege or remedy shall impair such right, privilege or remedy or be construed as a waiver thereof or of any other right, privilege or

Form of Note

remedy. No waiver of any right, privilege or remedy or any amendment to this Note shall be effective unless made in writing and signed by the Holder. Under no circumstances shall an effective waiver of any right, privilege or remedy on any one occasion constitute or be construed as a bar to the exercise of or a waiver of such right, privilege or remedy on any future occasion. The acceptance by the Holder of any payment after any default hereunder shall not operate to extend the time of payment of any amount then remaining unpaid hereunder or constitute a waiver of any rights of the Holder hereof under this Note.

All agreements between the Borrower and the Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and the Bank in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the Commonwealth of Massachusetts from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of the Credit Agreement at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever the Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Borrower and the Bank.

The Borrower waives, to the fullest extent permitted by law, presentment, notice, protest and all other demands and notices and assents (1) to any extension of the time of payment or any other indulgence, and (2) to the release of any other person primarily or secondarily liable for the obligations evidenced hereby.

This Note and the rights and obligations of the parties hereunder shall be construed and their provisions interpreted under and in accordance with the laws of the Commonwealth of Massachusetts (excluding the laws applicable to conflicts or choice of law). The Borrower, to the extent it may legally do so, hereby consents to the jurisdiction of the courts of the Commonwealth of Massachusetts and the United States District Court for the Commonwealth of Massachusetts, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts for the purpose of any suit, action or other proceeding arising out of any of their obligations hereunder or with respect to the transactions contemplated hereby, and expressly waive any and all objections they may have to venue in any such courts. THE BORROWER AND THE BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF BANK RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN

Form of Note

WAIVED. EXCEPT AS PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, ENHANCED COMPENSATORY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THIS NOTE AND MAKE THE LOAN.

The Bank may at any time pledge all or any portion of its rights under the Loan Documents including any portion of the Revolving Credit Promissory Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release the Bank from its obligations under any of the Loan Documents.

This Note and the provisions hereof shall be binding upon the Borrower and the Borrower’s heirs, administrators, executors, successors, legal representatives and assigns and shall inure to the benefit of the Holder, the Holder’s heirs, administrators, executors, successors, legal representatives and assigns.

This Note may not be amended, changed or modified in any respect except by a written document which has been executed by each party. This Note shall constitute a contract under seal in the Commonwealth of Massachusetts and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the Borrower, acting by and through its duly authorized officer, has executed this Promissory Note as of this          day of November, 2008.

UNITIL CORPORATION

By:
Witness		, Its Duly
Authorized

STATE OF NEW HAMPSHIRE

COUNTY OF HILLSBOROUGH

The foregoing instrument was acknowledged before me this          day of November, 2008, by                     , duly authorized                      of UNITIL CORPORATION, a New Hampshire corporation, on behalf of same.

Justice of the Peace/Notary Public
My Commission Expires:
Notary Seal

Form of Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:         ,

To:	Bank of America, N.A., as Administrative Agent

Ladies	and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November         , 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Unitil Corporation, a New Hampshire corporation (“Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                  of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Agent on the behalf of Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Borrower ended as of the above date, together with the report of its independent certified public accountant as required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Borrower ended as of the above date. Such financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by such financial statements.

3. A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all covenants and Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and Obligation in the Loan Documents applicable to it, and no Default has occurred and is continuing.]

Form of Compliance Certificate

–or–

[to the best knowledge of the undersigned, during such fiscal period, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of Borrower contained in Article V of the Agreement, and/or any representations and warranties of Borrower or any other Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedules 2 and 3 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                         ,                             .

UNITIL CORPORATION

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended                                 (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Form of Compliance Certificate

EXHIBIT D

FORM

OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]: for each Assignee, indicate Affiliate of [identify Lender]

3.	Borrower(s):

Form of Assignment and Assumption Agreement

4.	Administrative Agent: Bank of America, N. A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of November , 2008, among Unitil Corporation, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans		CUSIP No.
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date: ]

Effective Date:                    , 20        [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

Bank of America, N. A., as Administrative Agent

By:
Title:

Form of Assignment and Assumption Agreement

[Consented to:]

Unitil Corporation

By:
Title:

Form of Assignment and Assumption Agreement

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii),(v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section [    ] thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest (vi) it has independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Form of Assignment and Assumption Agreement

2. Payments. From and after the Effective Date, Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the Commonwealth of Massachusetts.

Form of Assignment and Assumption Agreement

EXHIBIT E

FORM OF AMENDED AND RESTATED

CASH POOLING AND LOAN AGREEMENT

E-1

Form of Amended and Restated

Cash Pooling and Loan Agreement

Amended and Restated

Cash Pooling and Loan Agreement

Dated as of [date], 2008

1

This Amended and Restated Cast: Pooling and Loan Agreement (“Cash Pooling Agreement”) is dated as of [date], 2008.

WHEREAS, Unitil Corporation, a New Hampshire corporation (“Unitil”), Unitil Energy Services, Inc., a New Hampshire corporation (“UES”), Fitchburg Gas and Electric Light Company, d/b/a Unitil, a Massachusetts corporation (“FG&E”), Unitil Power Corp., a New Hampshire corporation (“UPC”), Unitil Realty Corp., a New Hampshire corporation (“Unitil Realty”), Unitil Resources, Inc., a New Hampshire corporation (“URI”), and Unitil Service Corp., a New Hampshire corporation (“Service Corp.”), are patties to a Cash Pooling and Loan Agreement dated as of February 1, 1985, which has been amended five times by amendments dated December 15, 1986, April 29, 1992, June 1, 1993, December 2, 2002, and August 12, 2005;

WHEREAS, effective [date], 2008, Unitil acquired Northern Utilities, Inc., a New Hampshire corporation (“Northern”), and Granite State Gas Transmission, Inc., a New Hampshire corporation (“Granite”); and

WHEREAS, Unitil, [IFS, FGE, UPC, Unitil Realty, URI, Service Corp., Northern and Granite are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties,”

NOW, THEREFORE in consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency :s hereby acknowledged by each Party to the others, the Parties hereto agree as follows.

Section 1. Certain Defined Terms. As used in this Cash Pooling Agreement and unless otherwise expressly indicated herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Advance” means an advance from the Cash Pool pursuant to Section 3 hereof and refers to a Bank Advance or a Surplus Advance.

“Bank Advance” means an Advance of Bank Borrowings.

“Bank Borrowings” means bank borrowings made by Unitil and contributed to the Cash Pool.

“Business Day” means a day of the year on which banks are not required or authorized to close in Boston, Massachusetts.

“Cash Pool” means the pool of cash, comprising Surplus Funds and Bank Borrowings, from which Advances are made.

“Surplus Advance” means an Advance of Surplus Funds.

“Surplus Funds” means surplus funds contributed to the Cash Pool by the Parties.

Section 2. Contributions to the Cash Pool. Funds contributed to the Cash Pool will he deposited in one or more common bank deposit accounts established and maintained for the

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Cash Pool. Each Party shall have an independent withdrawal authority with respect to the funds which it has contributed to the Cash Pool and any earnings attributable to such funds which are pot funding an outstanding Advance.

Section 3. Advances. (a) Each Party, except Unitil, may request Advances from the Cash Pool from time to time during the period from the date hereof until this Cash Pooling Agreement is terminated by written agreement of the Parties; provided, however, that the aggregate amount of all Advances to be requested by any Party hereunder shall not exceed the applicable borrowing limits, if any, established by such Party’s Board of Directors and any regulatory authority having jurisdiction over such Party or established pursuant to any agreement binding upon such Party.

(b) To the extent possible, Advances will be made first from Surplus Funds and second from Bank Borrowings.

(c) Surplus Advances will be made on a pro rata basis from the Surplus Funds contributed to the Cash Pool by each Party in the proportion which each Party’s Surplus Funds in the Cash Pool bear to the total amount of Surplus Funds in the Cash Pool.

Section 4. Interest on Advances. (a) Each Party receiving an Advance shall pay interest on the unpaid principal amount of such Advance to the Cash Pool from the date of such Advance until such principal amount shall be paid in full. The interest rate applicable on any day to Surplus Advances shall be the daily rate of interest applicable to loans to Unitil by the bank designated from time to time by Unitil as its “lead bank”. The interest rate applicable on any day to Bank Advances shall be calculated to produce an aggregate interest charge on all such Bank Advances, at a rate which shall be uniform for all such Bank Advances, equal to the net cost to Unitil of the Bank Borrowings used to fund such Bank Advances on such day.

(b) The benefits, and/or costs and fees, of any hedging instruments entered into by a lending Party with respect to funds contributed to the Cash Pool hereunder will be passed through to each Party borrowing those funds through the Cash Pool as part of, and pursuant to the same allocation method as, interest charges calculated hereunder. Therefore, on a monthly basis, the income and/or costs and fees of the hedging instrument(s) shall be allocated to each Party on a pro rata basis in the proportion which each Party’s aggregate principal amount of Advances during the calendar month bore to the aggregate principal amount of all Advances for such calendar month.

Section 5. Repayment of Advances. Each Party receiving an Advance shall repay the principal amount of such Advance to the Cash Pool, together with all interest accrued thereon, within 365 days of the date on which such Advance was made, unless such day on which payment is due is not a Business Day, in which case such payment shall be made on the preceding Business Day.

Section 6. Bank Fees. During the first year of this Cash Pooling Agreement the costs of compensating balances, commitment fees and fees paid to banks to maintain bank accounts and credit lines for purposes of Bank Advances shall be allocated provisionally among the Parties at the discretion of Service Corp. In each year thereafter such costs and lives shall be allocated

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provisionally to each Party on a pro rata basis in the proportion which each Party’s aggregate principal amount of Advances for the prior calendar year bore to the aggregate principal amount of all Advances for such prior calendar year. Such costs and fees shall be retroactively reallocated at the end of each calendar year on a pro rata basis in the proportion which each Party’s aggregate principal amount of Advances for such calendar year bore to the aggregate principal amount of all Advances for such calendar year.

Section 7. Event of Default. If any Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Party seeking to adjudicate it a bankrupt or insolvent, then the other parties may declare the unpaid principal amount of any Advances to such party, and all interest thereon, to be forthwith due and payable and all such amounts shall forthwith become due and payable.

Section 8. Amendments, Waivers. This Cash Pooling Agreement may not be modified or amended in any respect except in writing executed by the Parties. No provision of this Cash Pooling Agreement shall be deemed waived unless such waiver is set forth in writing and executed by the Party making such waiver.

Section 9. Legal Responsibility. Nothing herein contained shall render any Party liable for the obligations of any other Party hereunder and the rights, obligations and liabilities of the Parties are several in accordance with their respective obligations, and not joint.

Section 10. Records and Administration. Service Corp. shall be responsible for the administration of this Cash Pooling Agreement and for ensuring that all relationships and arrangements between the Parties hereunder are in compliance with the authorization and any applicable limitations of Report and Supplemental Order No. 17,373 and Order No. 18,416 of the NHPUC and such other orders, which have or will be issued by the appropriate regulatory authorities having jurisdiction. Service Corp. shall further be responsible for the determination of all applicable interest rates and charges to be applied to Advances outstanding at any time hereunder, shall maintain records of all Advances, interest charges and accruals and interest and principal payments for purposes hereof, and shall prepare regular reports thereof for the Parties.

Section 11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Hampshire.

IN WITNESS WHEREOF, the parties have caused this Cash Pooling Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

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UNITIL CORPORATION

By:

Name:

By:

Name:

FITCHBURG GAS AND ELECTRIC LIGHT COMPANY, d/b/a UNITIL

By:

Name:

By:

Name:

UNITIL ENERGY SYSTEMS, INC.

By:

Name:

By:

Name:

UNITIL POWER CORP.

By:

Name:

By:

Name:

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UNITIL REALTY CORP.

By:

Name:

By:

Name:

UNITIL RESOURCES, INC.

By:

Name:

By:

Name:

UNITIL SERVICE CORP.

By:

Name:

By:

Name:

NORTHERN UTILITIES, INC.

By:

Name:

By:

Name:

6

GRANITE STATE GAS TRANSMISSION, INC.

By:

Name:

By:

Name:

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